UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 7, 2013

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California		94597
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2013, Central Garden & Pet Company (the “Company”) announced that John Ranelli, the Company’s Chief Executive Officer, will assume the responsibilities of the President of the Pet segment effective immediately. The Company also announced that it entered into a Consulting Services Agreement with Frank Palantoni, its Executive Vice President and President of the Pet Segment (the “Consulting Agreement”) on March 7, 2013. The Consulting Agreement will become effective on the date the Company provides written notice (the “Effective Date”) that Mr. Palantoni’s Employment Agreement, dated February 14, 2011 as amended on September 28, 2012, is to be replaced and superseded by the Consulting Agreement, which Effective Date will be on or after June 10, 2013. The Consulting Agreement shall continue in effect for an initial term of 21 months (the “Initial Term”) from the Effective Date and, at the Company’s election and by mutual agreement, an additional 12 months thereafter (the “Remaining Term”). After the Effective Date, Mr. Palantoni will become a consultant and will perform advisory and other services for the Company for an average of 32 hours per month during the Initial Term and, if applicable, for an average of up to ten hours per month during the Remaining Term. The Company shall pay Mr. Palantoni $31,430 per month during the Initial Term and, if applicable, $6,000 per month during the Remaining Term.

A copy of the Consulting Agreement is filed as Exhibit 10.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

10.1	Consulting Agreement dated March 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ John R. Ranelli
John R. Ranelli
President and Chief Executive Officer

Dated: March 7, 2013